Exhibit 99.1

(1)          On November 9, 2011, Apollo Management V, L.P. (“Management V”) entered into a Consulting Agreement with Hughes Telematics, Inc. (the “Issuer”) whereby Management V received a one-time consulting fee consisting of 325,000 shares of common stock of the Issuer.  The amount reported as beneficially owned includes: (i) 325,000 shares of common stock owned of record by Management V, (ii) 8,529,406 shares of common stock owned of record by PLASE HT, LLC (“PLASE”), including 2,110,333 shares of common stock held in escrow in connection with the merger on March 31, 2009 (the “Merger”) of a company formerly named Hughes Telematics, Inc. into the Issuer, and (iii) 53,814,291 shares of common stock owned of record by Communications Investors LLC (“Communications Investors”), including shares held by Communications Investors as a fiduciary for Apollo German Partners V GmbH & Co. KG (“German V”) with respect to German V’s investment in the Issuer and 41,440,731 shares held in escrow in connection with the Merger.

Apollo Investment Fund V (PLASE), L.P. (“AIF V (PLASE)”) has been delegated management authority over PLASE, including the authority to make investment decisions and vote the securities held by PLASE.  Management V is the manager of each of Communications Investors and AIF V (PLASE), and is a special limited partner of German V and the sole shareholder of Apollo Verwaltungs V GmbH (“Apollo German GP”), the general partner of German V.  Apollo Advisors V, L.P. (“Advisors V”) is the general partner of AIF V (PLASE) and a special limited partner of German V.

AIF V Management LLC (“AIF V Management”) is the general partner of Management V.  Apollo Management, L.P. (“Apollo Management”) is the sole member and manager of AIF V Management.  Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo Management.  Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Management GP.  Apollo Management Holdings GP, LLC (“Holdings GP”) is the general partner of Management Holdings.

Apollo Capital Management V, Inc. (“Capital Management V”) is the general partner of Advisors V.  Apollo Principal Holdings I, L.P. (“Apollo Principal”) is the sole stockholder of Capital Management V.  Apollo Principal Holdings I GP, LLC (“Apollo Principal GP”) is the general partner of Apollo Principal.  Leon Black, Joshua Harris and Marc Rowan are the managers of Holdings GP and Apollo Principal GP, as well as principal executive officers of Holdings GP.

Each of Communications Investors, PLASE, AIF V (PLASE), German V, Management V, AIF V Management, Advisors V, Capital Management V, Apollo German GP, Apollo Management, Management GP, Management Holdings, Holdings GP, Apollo Principal, Apollo Principal GP and Messrs. Black, Harris and Rowan disclaims beneficial ownership of the shares of common stock of the Issuer included in the amount reported herein, except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that any such person or entity is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

The principal address of each of Management V, AIF V Management, Apollo Management, Management GP, Management Holdings and Holdings GP is 9 W. 57th Street, 43rd Floor, New York, New York 10019.  The address of Messrs. Black, Harris and Rowan is c/o Apollo Management, L.P., 9 West 57th Street, 43rd Floor, New York, NY 10019.